EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (Nos.  333-43133, 33-46194, 333-22041, 333-43983, 333-57512, 333-71468) and Form S-8 (Nos. 2-90123, 33-14116, 33-40598, 2-97450, 333-37353, 33-8003, 333-03609, 333-41464, 333-98197, 333-115837, 333-32853, 33-32851, 333-111355, 333-128342, 333-133275, 333-133266, 333-133265) and Form S-4 (No. 333-121003) of Caterpillar Inc. of our report dated February 21, 2006, except as to the reclassifications of amounts for changes in reportable segments discussed in Note 25 and the subsequent event discussed in Note 28, as to which the date is May 31, 2006, relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K/A.

PricewaterhouseCoopers LLP
Peoria, Illinois
May 31, 2006